Exhibit 10.37

EXAGEN DIAGNOSTICS, INC.

May 16, 2017

Kamal Adawi

Dear Kamal,

I am pleased to confirm our offer for you to join Exagen Diagnostics, Inc. as Chief Financial Officer (CFO), with a start date of Monday, June 12. This offer is contingent upon the successful completion of a pre-employment background check. This position will report to CEO-Ron Rocca and will be part of the executive team. We are offering you an annual salary of $225,000 with a 20% bonus which will be subject to the company meeting certain performance expectations. In addition, you will receive options to purchase the company’s common stock contingent upon the approval of the Exagen Board of Directors, the timing of which will also be subject to the Board’s discretion.

You are eligible to participate in the Exagen benefits program, a summary of which you will receive separately. Exagen currently has a safe harbor 401K plan and contributes an amount equal to 3% of your annual income into your 401K. There is no vesting period in the 401(k). In addition, you will accrue 3 weeks (or 120 hours) of paid time off a year in addition to the ten holidays currently recognized by Exagen.

You will become eligible to participate in the Exagen benefits program on your date of hire. You will receive the benefits enrollment information upon written acceptance of the offer.

Employment at Will: This letter is intended to communicate certain terms and conditions of employment with Exagen Diagnostics, Inc. but is not intended to be and should not be considered an employment contract. Your employment is not for a specific duration and may be terminated by you or Exagen Diagnostics, Inc. at any time, for any reason or for no reason whatsoever, with or without notice and with or without cause unless otherwise specified by law. Your employment is “at will.” The “at will” status of your employment may not be altered except by a separate written contract signed by the Chief Executive Officer of Exagen Diagnostics, Inc. No one other than the Chief Executive Officer has the authority to enter an employment contract with you.

I look forward to working with you as a member of the Exagen team. We are excited about the contributions you will make to the success of our company. If you have any further questions, please do not hesitate to contact me.

Please sign and return a hard copy to me.

Sincerely,

Ron Rocca

President & CEO

Exagen Diagnostics, Inc.

www.AviseTest.com

www.Exagen.com

/s/ Kamal Adawi
I Accept the Offer Stated Above

EXAGEN INC.

September 4, 2019

Re: Offer Letter Amendment

Dear Kamal:

We are providing you with this letter agreement (the “Letter Agreement”) to inform you that Exagen Inc. (the “Company”) is amending your offer letter with the Company, dated May 16, 2017 (as amended by this Letter Agreement, the “Offer Letter”), to provide for severance upon a qualifying termination of employment, subject to the terms and conditions set forth below.

1.

Severance Payment. Upon a termination of employment by the Company without Cause (as defined below), you will receive an amount equal to six months of your base salary, as in effect on the date of termination (the “Severance Payment”), payable in a lump sum on the 30th day following the termination date. “Cause” means any of the following events that the Board of Directors of the Company has determined, in good faith, has occurred: (i) your failure to substantially perform your duties (other than a failure resulting from your disability), including your failure to follow any lawful directive from the Board of Directors of the Company or the Company’s Chief Executive Officer; (ii) your violation of any code or standard of behavior generally applicable to employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company or its affiliates; (iv) your commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude; (v) your failure to devote substantially all of your working time to the business of the Company and its affiliates; (vi) your unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its affiliates or while performing your duties and responsibilities for the Company or any of its affiliates; (vii) your commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its affiliates, or your material breach of fiduciary duty against the Company or any of its affiliates; (viii) your engaging in misconduct in connection with the performance of any of your duties, including by embezzlement or theft from the Company or its affiliates, misappropriating funds from the Company or its affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its affiliates; or (ix) your active disloyalty to the Company or its affiliates, including willfully aiding a competitor or improperly disclosing confidential information.

2.

General Release of Claims. As a condition to your receipt of the Severance Payment, you must execute, return, not rescind and comply with a general release of claims in a form prescribed by the Company.

3.	Code Section 409A.

a.

To the extent applicable, the Offer Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively, “Section 409A”). Notwithstanding any provision of the Offer Letter to the contrary, in the event that following the date hereof, the Company determines that any compensation or benefits payable under the Offer Letter may be subject to Section 409A, the Company may adopt such amendments to the Offer Letter or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under the Offer Letter from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

b.

Any right under the Offer Letter to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in the Offer Letter, no compensation or benefits shall be paid to you during the six-month period following your “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated herein would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

c.

To the extent any reimbursements or in-kind benefits due to you under the Offer Letter constitute “deferred compensation” to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.

All terms and provisions of the Offer Letter not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter Agreement by signing a copy of this Letter Agreement and returning it to the Company as soon as practicable.

Sincerely,

Exagen Inc.

/s/ Fortunato Ron Rocca
By:	Fortunato Ron Rocca
Title:	President and Chief Executive Officer

Acknowledged, Accepted and Agreed:

/s/ Kamal Adawi	September 4, 2019
Kamal Adawi	Date